Exhibit T3B.9

Statuten Articles of Association der Of Intrum AG Intrum AG (Intrum Ltd.) (Intrum Ltd.) (Intrum SA) (Intrum SA) (nachfolgend die “Gesellschaft”) (referred to as the “Company”) mit Sitz in Schwerzenbach having its registered office in Schwerzenbach A Firma und Sitz A Company name, registered office Artikel 1 Article 1 Unter der Firma Under the Company name Intrum AG Intrum AG (Intrum Ltd.) (Intrum Ltd.) (Intrum SA) (Intrum SA) besteht mit Sitz in Schwerzenbach auf unbestimm- te Dauer eme Aktiengesellschaft gemass Art. 620 ff. des schweizerischen Obligationenrechts (OR). a corporation limited by shares with unlimited dura- tion exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (CO), having its registered of- fice in Schwerzenbach. Artikel 2 Article 2 Der Zweck der Gesellschaft besteht im Ausfuhren von Treuhand- und Revisionsfunktionen, Steuerbe- ratungen, Kreditauskunften und Inkassi im In- und Ausland sowie im Halten von Beteiligungen. The Company’s purpose is to perform trust- and au- dit functions, tax advice, credit Information and debt collection both nationally and abroad as well as the holding of participations. Die Gesellschaft kann im Ubrigen alle kommerziel- len, finanziellen und anderen Geschafte tatigen, die bestimmt und geeignet sind, die Entwicklung des Unternehmens und die Erreichung des Gesell- schaftszweckes zu fOrdern oder zu erleichtern. In addition, the Company may exercise any com- mercial, financial, and other activities that is intend- ed and suitable to promote or to facilitate the devel- opment of the Company and the achievement of the Company’s purpose. Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Untemehmen im In- und Aus- land beteiligen. The Company may establish domestic and foreign branch offices and subsidiaries and may acquire shareholdings in other undertakings in Switzerland and abroad. Die Gesellschaft kann Grundstucke erwerben, hal- ten und veraussern. The Company may acquire, hold and sell real es- tate.

Die Gesellschaft ist Teil der Intrum Gruppe und kann bei der Verfolgung ihres Gesellschaftszwecks die ln- teressen der Intrum Gruppe berucksichtigen. The Company is part of the Intrum Group and may as such take into account the interests of the Intrum Group when pursuing the Company’s purpose. Insbesondere kann die Gesellschaft ihren direkten und idirekten Tochtergesellschaften sowie Dritten, einschliesslich ihren direkten und indirekten Aktiona- ren sowie deren direkten und indirekten Tochterge- sellschaften, Dariehen und andere direkte oder indi- rekte Finanzierungen gewahren, einschliesslich im Rahmen von Cash Pooling Vereinbarungen, und fur deren Verbindlichkeiten Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder fiduziari- schen Ubereignungen oder Abtretungen von Aktiven der Gesellschaft oder Garantien jedwelcher Art, ob entgeltlich oder nicht. The Company may provide to its direct and indirect subsidiaries and third parties, including its direct and indirect shareholders as well as to such shareholders’ direct and indirect subsidiaries, loans and other direct or indirect financing, including, without limitation, un- der cash pooling agreements, and security for ob- ligations of such companies, including by means of piedges or fiduciary transfers or assignments of as- sets of the Company, or by means of guarantees of any kind, whether or not remunerated. B Aktienkapital B Share capital Artikel 3 Article 3 Das Aktienkapital der Gesellschaft betragt CHF 7’000’000. Es ist eingeteilt in 7’000 Namenaktien mit einem Nennwert von je CHF 1’000. Das Aktienkapital ist voll liberiert. The Company’s share capital is CHF 7,000,000. It is divided into 7,000 registered shares of CHF 1,000 par value each. The share capital is fully paid up. Artikel 4 Article 4 Anstelle von einzelnen Aktien kann die Gesellschaft Zertifikate uber mehrere Aktien ausstellen. The Company may issue share certificates for several shares instead of single shares. Artikel 5 Article 5 Das Eigentum oder die Nutzniessung an einem Ak- tientitel oder Aktienzertifikat und jede Ausubung von Aktionarsrechten schliesst die Anerkennung der Ge- sellschaftsstatuten in der jeweils gultigen Fassung in sich. The ownership or the usufructary right of a printed certificate or a share certificate and any exercising of shareholders’ rights shall be deemed as implicit recognition of the Company’s articles of association in their valid form at the time.

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Artikel 6

Die Generalversammlung kann durch Statutenänderung jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umwandeln sowie Aktien in solche von kleinerem Nennwert zerlegen oder zu solchen von grösserem Nennwert zusammenlegen, wobei letzteres der Zustimmung der betroffenen Aktionäre bedarf.

Article 6

The shareholders' meeting may at any time convert registered shares into bearer shares and bearer shares into registered shares by amendment of the articles of association and split the shares into shares of lower par value or merge them into shares of higher par value, whereas the latter shall require the affected shareholders' consent.

Artikel 7

Der Verwaltungsrat führt über alle Namenaktien ein Aktienbuch nach den Vorschriften des OR.

Gegenüber der Gesellschaft gilt als Aktionär oder als Nutzniesser nur, wer im Aktienbuch eingetragen ist.

Die Gesellschaft führt zudem ein Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen. Dieses Verzeichnis enthält Vornamen, Namen oder Firma sowie Adresse der wirtschaftlich berechtigten Personen.

Article 7

The board of directors shall keep a share register for all registered shares pursuant to the provisions of the CO.

Towards the Company, only a person registered in the share register is considered a shareholder or a usufructuary.

In addition, the Company keeps a register of all the beneficial owners reported to the Company. This register contains the first name, surname or company name as well as the address of the beneficial owners.

Artikel 8

Aktionäre, die allein oder in gemeinsamer Absprache mit Dritten Aktien der Gesellschaft erwerben und dadurch den Grenzwert von 25% des Aktienkapitals oder der Stimmen erreichen oder überschreiten, sind gemäss Art. 697j OR verpflichtet, der Gesellschaft innert Monatsfrist den Vor- und den Nachnamen und die Adresse der natürlichen Person zu melden, für die sie letztendlich handeln (wirtschaftlich berechtigte Person).

Der Aktionär muss der Gesellschaft jede Änderung des Vor- oder des Nachnamens oder der Adresse der wirtschaftlich berechtigten Person melden.

Article 8

Shareholders or groups of shareholders acting in concert acquiring shares of the Company and thus reaching or exceeding the threshold of 25% of the share capital or voting rights must, according to Art. 697j CO, within one month give notice to the Company of the first name, the surname and the address of the individual persons for whom they are ultimately acting (the beneficial owner).

The shareholder must give notice to the Company of any change to the first name or surname or address of the beneficial owner.

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Solange der Aktionär seinen Meldepflichten nicht nachgekommen ist, ruhen die Mitgliedschaftsrechte, die mit den Aktien verbunden sind, deren Erwerb gemeldet werden muss.

For as long as the shareholder fails to comply with its obligations to give notice, the membership rights conferred by the shares in respect of which notice of acquisition must be given are suspended.

Die Vermögensrechte, die mit solchen Aktien verbunden sind, kann der Aktionär erst geltend machen, wenn er seinen Meldepflichten nachgekommen ist.

The shareholder may only exercise the property rights conferred by the shares if it has complied with their obligations to give notice.

C Organisation der Gesellschaft

C Organisation of the Company

Artikel 9

Die Organe der Gesellschaft sind:

I. die Generalversammlung,
II. die Verwaltungsrat;
III. die Revisionsstelle, soweit eine solche eingesetzt ist.

Article 9

The corporate bodies of the Company are:

I. the shareholders' meeting;
II. the board of directors;
III. the auditors, provided auditors are appointed.

I Generalversammlung

I Shareholders' meeting

Artikel 10

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:

1. die Festsetzung und Änderung der Statuten;
2. die Wahl der Mitglieder des Verwaltungsrates und gegebenenfalls der Revisionsstelle;
3. gegebenenfalls die Genehmigung des Lageberichtes und der Konzernrechnung;
4. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;
5. die Entlastung der Mitglieder des Verwaltungsrates;
6. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Article 10

The shareholders' meeting is the Company's supreme corporate body. It has the following exclusive competences:

1. adoption and amendment of the articles of association;
2. election of the members of board of directors and, as the case may be, of the auditors;
3. approval of the management report and of the consolidated accounts, as the case may be;
4. approval of the annual accounts as well as resolutions on the use of the balance sheet profits, in particular the declaration of dividends or royalties;
5. discharge of members of the board of directors;
6. resolutions on all matters which, under the articles of association or according to the law, are reserved to the shareholders' meeting.

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Artikel 11

Die ordentliche Versammlung findet alljährlich innerhalb sechs Monaten nach Schluss des Geschäftsjahres statt. Ausserordentliche Versammlungen werden je nach Bedürfnis einberufen, insbesondere in den vom Gesetz vorgesehenen Fällen.

Die Generalversammlungen finden am Gesellschaftssitz oder an einem anderen, vom Verwaltungsrat zu bestimmenden Ort in der Schweiz oder im Ausland statt.

Article 11

The ordinary shareholders' meeting is to be held yearly within six months following the close of the business year. Extraordinary shareholders' meetings are convened when required, particularly in the cases provided for by the law.

The shareholders' meetings shall take place at the Company's registered office or another place in Switzerland or abroad that is to be determined by the board of directors.

Artikel 12

Die Einberufungen zu den Generalversammlungen erfolgen an Inhaberaktionäre durch einmalige Publikation im Schweizerischen Handelsamtsblatt, an Namenaktionäre und Nutzniesser per Brief oder E-Mail an die im Aktienbuch eingetragenen Adressen. Zwischen dem Tag der Publikation oder dem Versand der Einladung und dem Tag der Generalversammlung müssen mindestens 20 Tage liegen. Die Einberufung erfolgt durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle. Das Einberufungsrecht steht auch den Liquidatoren, den Vertretern von Anleihensgläubigern sowie der Generalversammlung selbst zu.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens 10 Prozent des Aktienkapitals vertreten, verlangt werden. In diesem Fall hat der Verwaltungsrat innert 30 Tagen eine Generalversammlung einzuberufen. Aktionäre, die mindestens 10 Prozent des Aktienkapitals oder Aktien im Nennwert von CHF 1 Million vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Einberufung und Traktandierung werden beim Verwaltungsrat schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge anbegehrt.

In der Einberufung sind die Verhandlungsgegenstände sowie die Anträge des Verwal-

Article 12

Notice of the shareholders' meeting is given by means of a single publication in the Swiss Official Gazette of Commerce for the holders of bearer shares, or for the holders and usufructuaries of registered shares, by letter or e-mail to the addresses entered in the share register. Between the day of publication or the mailing of the notice and the day of the shareholders' meeting there must be a time period of not less than 20 days. The notice shall be made by the board of directors, or, if necessary, by the auditors. Liquidators, representatives of bond holders and the shareholders' meeting itself also have the right to convene the meetings.

One or several shareholders who represent at least 10 percent of the share capital may also request a shareholders' meeting. In such case the board of directors has to convene the meeting within 30 days. Shareholders representing at least 10 percent of the share capital or shares with a par value of CHF 1 million, may require items to be put on the agenda. Notice and the setting of the agenda shall be requested from the board of directors in written form, with indication of the agenda items and proposals.

The notice shall contain the agenda items and the proposals of the board of directors as well

In der Einberufung sind die Verhandlungsge- genstande sowie die Anträge des Verwal-tungsrates und der Aktionare bekanntzugeben, wel-che die Durchfuhrung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegen- standes veriangt haben. The notice shall contain the agenda items and the proposals of the board of directors as well as those of the shareholders who have requested the shareholders’ meeting or that a specific item be placed on the agenda. Spätestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschafts- sitz zur Einsicht aufzulegen. Jeder Aktionär kann ver- langen, dass ihm unverzüglich eine Ausfertigung dieser Unterlagen zugestellt wird. Die Aktionäre sind hierüber in der Einberufung zu unterrichten. The annual report and the audit report are to be made available for inspection by the shareholders at the registered office of the Company at the latest 20 days prior to the ordinary shareholders’ meeting. Each shareholder may demand an immediate delivery of these documents to him. The shareholders are to be made aware about this option in the notice. Über Anträge zu nicht gehöng angekundigten Ver- handlungsgegenstanden konnen keine Beschlüsse gefasst werden; ausgenommen sind Anträge auf Einberufung einer ausserordentlichen Generalver-sammlung, auf Durchführung einer Sonderprufung und auf Wahl einer Revisionsstelle infolge Begeh- rens eines Aktionärs. No resolutions may be taken on items which were not properly announced; except for motions to convene an extraordinary shareholders’ meeting, to perform a special audit or to elect auditors upon a shareholder’s request. Zur Stellung von Anträgen im Rahmen der Verhand- lungsgegenstände und zu Verhandlungen ohne Be- schlussfassung bedarf es keiner vorgängigen Ankundigung. No prior notification is required for submitting motions relating to agenda items and to discuss matters without passing a resolution. Artikel 13 Article 13 Die Eigentumer oder Vertreter sämtlicher Aktien konnen, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der fur die Einberufung vorgeschriebenen Formvorschriften ab- halten (Universalversammlung). If no Opposition is raised, the owners or rep- resentatives of all shares are empowered to hold a shareholders’ meeting without observance of said no- tice formalities (universal meeting). In dieser Versammlung kann uber alle in den Ge- schäftskreis der Generalversammlung fallenden Gegenstände gultig verhandelt und Beschluss gefasst werden, solange die Eigentumer oder Vertreter sämtlicher Aktien anwesend sind. As long as the holders of all shares are present in person or by proxy, such meeting may discuss and validly pass resolutions on all matters within the pow- ers of a shareholders’ meeting.

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Artikel 14

Den Vorsitz in der Generalversammlung führt in der Regel der Präsident des Verwaltungsrates, in dessen Verhinderungsfalle ein anderes vom Verwaltungsrat bestimmtes Mitglied desselben. Ist kein Mitglied des Verwaltungsrates anwesend, wählt die Generalversammlung einen Tagesvorsitzenden.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen. Die Aktionäre sind berechtigt, das Protokoll einzusehen.

Article 14

As a rule the shareholders' meeting shall be chaired by the chairperson of the board of directors, in his absence, by another member of the board of directors chosen by the board of directors. In case of absence of all members of the board of directors, the shareholders' meeting elects an ad hoc chairperson.

The chairperson designates the secretary and the scrutineers, who do not need to be shareholders. The minutes of the meeting are to be signed by the chairperson and the secretary. The shareholders are entitled to inspect the minutes.

Artikel 15

An der Generalversammlung berechtigt jede Aktie zu einer Stimme. Vorbehalten bleiben Art. 693 Abs. 3 sowie Art. 704 Abs. 1 OR.

Der Vorsitzende der Generalversammlung bestimmt das Verfahren der Stimmabgabe.

Jeder Aktionär kann seine Aktien an der Generalversammlung selbst vertreten oder durch einen Dritten vertreten lassen, der kein Aktionär zu sein braucht.

Article 15

Each share entitles to one vote at the shareholders' meeting. Art. 693 para. 3 as well as art. 704 para. 1 CO remain reserved.

The chairperson of the shareholders' meeting determines the voting procedure.

At the shareholders' meeting each shareholder may have his shares represented by himself or by a third party who does not need to be a shareholder.

Artikel 16

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der abgegebenen Aktienstimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt.

Kommt bei Wahlen im ersten Wahlgang die Wahl nicht zustande, findet ein zweiter Wahlgang statt, in dem das relative Mehr entscheidet,

Der Vorsitzende hat keinen Stichentscheid.

Article 16

Unless the law or the articles of association provide otherwise, the shareholders' meeting passes its resolutions and performs elections with the absolute majority of the votes cast. In case of a tie, the motion shall be deemed rejected.

If an election proves inconclusive in the first round, a second round shall be held in which a relative majority shall suffice.

The chairperson has no casting vote.

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In der Regel finden Abstimmungen und Wahlen offen statt, sofern die Generalversammlung nicht etwas anderes beschliesst.

Voting and elections shall be by a show of hands unless the shareholders' meeting resolves otherwise.

Artikel 17

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

1. die Änderung des Gesellschaftszweckes;
2. die Einführung von Stimmrechtsaktien;
3. die Beschränkung der Übertragbarkeit von Namenaktien;
4. eine genehmigte oder eine bedingte Kapitalerhöhung,
5. die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;
6. die Einschränkung oder Aufhebung des Bezugsrechtes;
7. die Verlegung des Sitzes der Gesellschaft;
8. die Auflösung der Gesellschaft.

Statutenbestimmungen, die für die Fassung bestimmter Beschlüsse grössere Mehrheiten als die vom Gesetz vorgeschriebenen festlegen, können nur mit dem erhöhten Mehr eingeführt und aufgehoben werden.

Article 17

A resolution of the shareholders' meeting carried with at least two thirds of the votes represented at the meeting and the absolute majority of the nominal values of the shares represented at the meeting is required for:

1. amendments of the Company's purpose;
2. creation of shares with privileged voting rights;
3. restrictions on the transferability of registered shares;
4. an authorized or conditional capital increase;
5. a capital increase out of the Company's equity, against contributions in kind or for the purpose of an acquisition of assets, and the grant of special benefits;
6. restriction or suspension of the preemptive rights;
7. change of the Company's registered office;
8. dissolution of the Company.

Provisions of the articles of association that provide a higher quorum for the passing of certain resolutions than prescribed by law, can only be adopted and suspended with that same higher quorum.

II Verwaltungsrat

Artikel 18

Der Verwaltungsrat der Gesellschaft besteht aus einem oder mehreren Mitgliedern.

Die Verwaltungsratsmitglieder werden jeweils für eine Dauer von einem Jahr, d.h. bis zur nächsten ordentlichen Generalversammlung gewählt, vorbehalten bleiben vorheriger Rücktritt oder Abberufung. Neue Mitglieder treten in die Amtsdauer derjenigen Mitglieder ein, die sie ersetzen.

Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar.

II Board of directors

Article 18

The Company's board of directors shall be composed of one or several members.

The members of the board of directors are elected for a term of one year, i.e. until the next ordinary shareholders' meeting, resignation prior to the end of the term and removal are reserved. New members must complete the term of office of members whom they replace.

The members of the board of directors may be re-elected without limitation.

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Der Verwaltungsrat konstituiert sich selbst. Er bezeichnet aus seiner Mitte einen Präsidenten, regelt die Zeichnungsberechtigung seiner Mitglieder und wählt den Sekretär. Dieser muss dem Verwaltungsrat nicht angehören.

The board of directors constitutes itself. It appoints a chairperson among its members, determines such members' signatory authority and elects the secretary. The latter does not need to be a member of the board of directors

Artikel 19

Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind. Er führt die Geschäfte der Gesellschaft, soweit er gemäss Artikel 22 der Statuten die Geschäftsführung nicht übertragen hat.

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;
2. die Festlegung der Organisation;
3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;
4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;
5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
6. die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;
7. die Benachrichtigung des Richters im Falle der Überschuldung;
8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht voll liberierte Aktien;
9. Beschlussfassung über die Feststellung von Kapitalerhöhungen und daraus folgende Statutenänderungen;

Article 19

The board of directors may pass resolutions in all matters not by law or the articles of association in the competence of the shareholders' meeting. It manages the business affairs of the Company unless it has delegated such affairs to the management according to Article 22 of the articles.

The board of directors has the following non-transferable and inalienable tasks:

1. the ultimate management of the Company and giving the necessary directives;
2. the establishment of the organisation;
3. the structuring of the accounting system, of the financial controlling as well as the financial planning, as necessary for the management of the Company;
4. the appointment and dismissal of the persons entrusted with the management and representation of the Company and regulation of underwriting authorisation;
5. the ultimate supervision of the persons entrusted with the management, in particular, with regard to compliance with the law, the articles of association, regulations and directives;
6. the preparation of the annual report as well as the preparation of the shareholders' meeting and the execution of its resolutions;
7. the notification of the judge in case of over-indebtedness;
8. the passing of resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;
9. the passing of resolutions regarding the confirmation of capital increases and respective amendments to the articles of association;

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10. Prüfung der fachlichen Voraussetzungen der besonders befähigten Revisoren für Fälle, in welchen das Gesetz den Einsatz solcher Revisoren vorsieht.

10. examining the credentials of the specially empowered auditors for cases in which the law requires such auditors.

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften, Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

The board of directors may delegate the preparation and the execution of its resolutions or the supervision of business transactions to committees or to individual members. It has to take care of appropriate reporting to its members.

Artikel 20

Article 20

Der Verwaltungsrat versammelt sich auf Anordnung des Präsidenten, so oft dies die Geschäfte der Gesellschaft erfordern.

The board of directors meets at the invitation of the chairperson as often as the business of the Company requires so.

Jedes Mitglied des Verwaltungsrates kann unter Angabe der Gründe vom Präsidenten die unverzügliche Einberufung einer Sitzung verlangen.

Each member of the board of directors may request from the chairperson an immediate convening of a meeting, stating the reasons therefore.

Der Verwaltungsrat fasst seine Beschlüsse mit der absoluten Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit steht dem Präsident der Stichentscheid zu.

The board of directors takes decisions on the basis of an absolute majority of present members. In the event of a tie, the chairperson has the casting vote.

Jeder Verwaltungsrat kann an einer Sitzung telefonisch (Konferenzgespräche) oder mittels eines ähnlichen Kommunikationsmittels teilnehmen, und eine solche Teilnahme gilt als Anwesenheit des betreffenden Verwaltungsratsmitglieds bei der Verwaltungsratssitzung.

Each member of the board of directors may participate in a meeting of the board of directors via telephone (conference call) or similar means of communication and such participation shall be considered as presence of the respective member of the board of directors at the board meeting.

Beschlüsse können auch auf dem Wege der schriftlichen Zustimmung zu einem gestellten Antrag gefasst werden, sofern nicht ein Mitglied die mündliche Beratung verlangt.

Resolutions to a proposed motion may also be passed by written consent, unless any member requests oral deliberation.

Über die Verhandlungen und Beschlüsse ist ein Protokoll zu führen, das vom Präsident und vom Sekretär unterzeichnet wird.

Minutes shall be kept of the actions and resolutions of the board of directors which shall be signed by the chairperson and the secretary.

Artikel 21 Article 21 Jedes Mitglied des Verwaltungsrates kann Auskunft uber alle Angelegenheiten der Gesellschaft verlan- gen. Each member of the board of directors may ask for information with regard to all matters of the Compa- ny. In den Sitzungen sind alle Mitglieder des Ver- waltungsrates sowie die mit der GeschaftsfOhrung betrauten Personen zur Auskunft verpflichtet. All members of the board of directors as well as the persons entrusted with the management are obliged to give information in the meetings. Ausserhalb der Sitzungen kann jedes Mitglied von den mit der GeschaftsfOhrung betrauten Personen Auskunft uber den Geschaftsgang und, mit Ermach- tigung des Prasidenten, auch uber einzelne Geschaf- te verlangen. Outside the meetings, each member of the board of directors is entitled to request from the persons en- trusted with the management information about the course of business and, with the chairperson’s au- thorization, also about individual transactions. Soweit es fur die Erfullung einer Aufgabe erfordertich ist, kann jedes Mitglied dem Prasidenten beantragen, dass ihm Bucher und Akten vorgelegt werden. Weist der Prasident ein Gesuch auf Auskunft, Anho- rung oder Einsicht ab, so entscheidet der Verwal- tungsrat. Each member may ask the chairperson to arrange for him to inspect books and records, as far as nec- essary for the performance of a task. If the chairperson rejects a request for information, a hearing or an inspection, the board of directors shall decide upon that matter. Regelungen oder Beschlusse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Verwaltungsrate erweitern, bleiben vorbehalten. Provisions or resolutions of the board of directors, which extend the righ t to information and inspection of its members remain reserved. Artikel 22 Article 22 Der Verwaltungsrat kann die GeschaftsfOhrung nach Massgabe eines Organisationsreglementes ganz oder zum Teil an einzelne Mitglieder oder an Dritte ubertragen. The board of directors may transfer the management as a whole or in part to individual members or third parties, according to a organizational regulation. Das Organisationsreglement ordnet die Ge- schaftsfuhrung, bestimmt die hierfur erforderlichen Stellen, umschreibt deren Aufgaben und regelt ins- besondere die Berichterstattung. The organizational regulations shall organize the management of the Company, determine the posi- tions necessary for it, define its duties and determine particularly the reporting requirements. Soweit die Geschaftsfuhrung nicht ubertragen wor- The board of directors shall jointly manage the Com- den ist, steht sie alien Mitgliedern des Ver- pany, insofar as the management has not been dele- waltungsrates gesamthaft zu. gated.

Der Verwaltungsrat kann die Vertretung einem oder mehreren Mitgliedem (Delegierte) oder Dritten (Di- rektoren) ubertragen. Mindestens ein Mitglied des Verwaltungsrates muss zur Vertretung befugt sein. The board of directors may delegate the rep- resentation to one or several members (delegates) or to third parties (directors). At least one of the mem- bers of the board of directors has to be authorized to represent the Company. Artikel 23 Article 23 Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufge- wendeten Auslagen sowie auf eine ihrer Tatigkeit entsprechende Entschadigung, die der Verwaltungs- rat selbst festlegt. Members of the board of directors are entitled to re- imbursement of their expenses incurred in performing their duties in the interest of the Company as well as to compensation commensurate with their activities, that the board of directors defines itself. Ill Revisionsstelle Ill Auditors Artikel 24 Article 24 Die Generalversammlung wahlt eine Revisi- onsstelle. The shareholders’ meeting elects the auditors. Sie kann auf die Wahl einer Revisionsstelle verzich- ten, wenn: It can waive the election of auditors, if; 1. die Gesellschaft nicht zur ordentlichen Revisi- on verpflichtet ist; 1. the Company has no legal obligation to perform a regular audit; 2. samtliche Aktionare zustimmen; und 2. all shareholders agree; and 3. die Gesellschaft nicht mehr als zehn Voll- 3. the Company has no more than ten full time zeitstellen im Jahresdurchschnitt hat. Der Verzicht gilt auch fur die nachfolgenden Jahre. Jeder Aktionar hat jedoch das Recht, spatestens 10 Tage vor der Generalversammlung die Durchfuhrung einer eingeschrankten Revision und die Wahl einer entsprechenden Revisionsstelle zu veriangen. Die Generalversammlung dart diesfalls die Beschlusse nach Artikel 10 Ziff. 3 und 4 der Statuten erst fassen, wenn der Revisionsbericht vorliegt. employees an annual average. The waiver remains valid for the following years. Each shareholder, however, has the right to demand the execution of a limited audit and the appointment of auditors at the latest 10 days prior to a shareholders’ meeting. In this case the shareholders’ meeting may only pass the resolutions according to Article 10 para. 3 and 4 of the articles of association, alter the audi- tors’ report has been submitted.

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Artikel 25

Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden. Die Revisionsstelle muss ihren Wohnsitz, ihren Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben. Hat die Gesellschaft mehrere Revisionsstellen, so muss zumindest eine diese Voraussetzung erfüllen.

Ist die Gesellschaft zur ordentlichen Revision verpflichtet, so muss die Generalversammlung als Revisionsstelle einen zugelassenen Revisionsexperten bzw. ein staatlich beaufsichtigtes Revisionsunternehmen nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wählen.

Ist die Gesellschaft zur eingeschränkten Revision verpflichtet, so muss die Generalversammlung als Revisionsstelle einen zugelassenen Revisor nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wählen. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach Artikel 24 der Statuten.

Die Revisionsstelle muss nach Art. 728 bzw. 729 OR unabhängig sein.

Die Revisionsstelle wird für ein Geschäftsjahr gewählt. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Eine Wiederwahl ist möglich. Eine Abberufung ist jederzeit und fristlos möglich

Article 25

One or several natural persons or legal entities or partnerships may be elected as auditors. The auditors must have their residence, registered office or registered branch office in Switzerland. If the Company has several auditors, at least one of them has to meet this requirement.

If the Company is obliged to perform a regular audit, the shareholders' meeting has to elect an officially admitted audit expert or a state supervised auditing enterprise as auditors pursuant to the provisions of the Audit Supervision Act of 16 December 2005.

If the Company is obliged to perform a limited audit, the shareholders' meeting has to elect an officially admitted auditor pursuant to the provisions of the Audit Supervision Act of 16 December 2005. The waiver of the auditors according to Article 24 Artikel 24 of the articles of association remains reserved.

The auditors must be independent in accordance with ad. 728 and 729 CO.

The auditors are elected for the period of one business year. Their term of office ends with the approval of the last annual accounts. Reelection is possible. Dismissal is possible at any time and with immediate effect.

D Rechnungsabschluss und Gewinnverteilung

Artikel 26

Der Verwaltungsrat bestimmt das Geschäftsjahr.

Die Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhang, ist gemäss den

D Financial statements and profit distribution

Article 26

The board of directors determines the business year.

The annual accounts, consisting of the profit and loss statement, the balance sheet and the

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Vorschriften des Schweizerischen Obligationenrechts, insbesondere 957 ff. OR, sowie nach den Grundsätzen der ordnungsgemässen Rechnungslegung aufzustellen.

notes, shall be drawn up according to the provisions of the Swiss Code of Obligations, in particular to the art. 957 et seq. CO, as well as according to the principles of proper accounting.

Artikel 27

Aus dem Jahresgewinn ist zuerst die Zuweisung an die Reserven entsprechend den Vorschriften des Gesetzes vorzunehmen. Der Bilanzgewinn steht zur Verfügung der Generalversammlung, die ihn im Rahmen der gesetzlichen Auflagen (insbesondere Art. 671 ff. OR) nach freiem Ermessen verwenden kann.

Article 27

First the attributions to the reserves provided for by law are to be deducted from the annual profit. The remaining balance sheet profit is at the disposal of the shareholders' meeting, which can use it at its discretion within the legal framework (in particular art. 671 et seq. CO).

E Beendigung

Artikel 28

Die Auflösung der Gesellschaft kann durch einen Beschluss der Generalversammlung, über den eine öffentliche Urkunde zu errichten ist, erfolgen.

Die Liquidation wird durch den Verwaltungsrat besorgt, falls sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird. Die Liquidation erfolgt gemäss Art. 742 ff. OR.

Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden nach Massgabe der einbezahlten Beträge unter die Aktionäre verteilt.

E Termination

Article 28

The shareholders' meeting may dissolve the Company by means of a resolution, which needs to be adopted in the form of a public deed.

The liquidation will be carried out by the board of directors, unless the shareholders' meeting has delegated it to other persons by resolution. The liquidation shall be conducted in accordance with art. 742 et seq. CO.

Once the liabilities have been paid off, the assets of the dissolved Company will be distributed among the shareholders in the proportion of their contributions.

F Benachrichtigung

Artikel 29

Mitteilungen an die Namenaktionäre erfolgen nach Ermessen des Verwaltungsrates per Brief, E-Mail oder Telefax an die im Aktienbuch verzeichneten Adressen, solche an die Inhaberaktionäre durch Publikation im Schweizerischen Handelsamtsblatt,

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.

F Notification

Article 29

Notices to the holders of registered shares are made by letter, e-mail or fax, as decided by the board of directors, to the addresses listed in the share register, such to the holders of bearer shares by publication in the Swiss Official Gazette of Commerce.

The medium of publication of the Company is the Swiss Official Gazette of Commerce.

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G Sprache

Artikel 30

Von diesen Statuten existieren eine deutsche und eine englische Fassung. Die deutsche Fassung ist massgeblich.

G Language

Article 30

A German and an English version exist of these articles of association. The German version shall prevail.

Zürich, 16. Januar 2018

Daniel Junginger

Notariat Riesbach-Zürich

Stefan Walder, Notar

NOTARIAT RIESBACH-ZÜRICH

Handelsregisteramt
Kanton Zürich

Digital unterschrieben von Roberto Belfiore (Qualified Signature) Grund: Diese elektronische Kopie stimmt mit dem in der entsprechenden öffentlichen Urkunde eingebundenen Papieroriginal überein. Datum: 2018.01.17 10:29:25 +01'00'

Amtliche Beglaubigung Diese Kopie auf Papier stimmt vollumfanglich bzw. auszugsweise mit dem beim Handelsregisteramt Kanton Zurich gespeicherten elektronischen Original, dessen qualifizierte elektronische Signatur gultig ist, uberein. Zurich, 24.05.2024 Handelsregisteramt Gebuhr:GHF 40 Kanton Zurich